California Creek Claim Group Nevada


Winnemucca
Salt Lake City
CALIFORNIA
NEVADA
UTAH
Colusa
Reno
Cherry Creek
Delta
Price
Napa
Sacramento
Round Mountain
Stockton
Tonopah
Beaver
Cedar City
San Francisco
Pioche
Beatty
Kanab
St. George
Soledad
Fresno
Kykotsmovi
Las Vegas
ARIZONA

Pushpins

- Mining
- My Pushpi...


Merritt Mountain
FR-017 Trail
Mountain City
California Creek Claim Grou
Humboldt National Forest
FR-027 Trail
FR-016 Rd
225
Patsville
FR-236 Rd
FR-015 Rd
FR-013 Rd
FR-185 Trail
0 mi
1
2
3